Exhibit 10.15

INOVALON, INC.

(A Delaware Corporation)

SECOND AMENDED AND RESTATED

STOCKHOLDERS RIGHTS AGREEMENT

Dated as of September 15, 2014

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TABLE OF CONTENTS

(continued)

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SECOND AMENDED AND RESTATED
STOCKHOLDERS RIGHTS AGREEMENT

THIS SECOND AMENDED AND RESTATED AGREEMENT OF THE STOCKHOLDERS (the “Agreement”) is made as of September 15, 2014, by and among Inovalon, Inc., a Delaware corporation, f/k/a MedAssurant, Inc. (the “Company”), and the holders of Registrable Securities (as defined in this Agreement) (each, a “Stockholder” and collectively, the “Stockholders”).

Recitals

A.                                    The Company and the Stockholders are parties to that certain Amended and Restated Stockholders Rights Agreement dated as of August 21, 2012 (the “Prior Agreement”).

B.                                    The Prior Agreement provides that it may be amended by a written instrument adopted by the Board of Directors of the Company and executed and agreed to by holders of at least 50% of the Registrable Securities of the Company.

C.                                    The amendments set forth in this Agreement have been adopted in accordance with the terms and conditions set forth in the Prior Agreement.

D.                                    This Agreement shall supersede the Prior Agreement in its entirety and the Prior Agreement shall be of no further force or effect as of the date of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained in this Agreement, the Stockholders and the Company agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement and hereby agree as follows:

ARTICLE 1
DEFINITIONS; RULES OF CONSTRUCTION

SECTION 1.1                     Definitions.  For purposes of this Agreement:

(a)                                 The term “Affiliate” means, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including any general partner, officer or director of such Person and any venture capital or private equity fund or other collective investment vehicle now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person.

(b)                                 The term “Common Stock” means (i) shares of common stock of the Company (or any successor in interest to the Company, whether by sale, merger, consolidation or other similar transaction, or by purchase, assignment or operation of law), par value $0.000025 per share, and (ii) any capital stock or other securities into which such Common Stock will have been changed or any capital stock or other securities resulting from a reclassification of such Common Stock.

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(c)                                  The term “Company” has the meaning set forth in the Preamble, and will also include any successor or assign of the Company.

(d)                                 The term “Damages” means losses, claims, damages, or liabilities (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations:  (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by any other party hereto, of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law.

(e)                                  The term “Eligible Stockholder” means a holder of at least 1 % of the total number of the Company’s Registrable Securities then outstanding.

(f)                                   The term “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(g)                                  The term “Form S-3” means such form under the Securities Act as in effect on the date of this Agreement or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents or reports filed by the Company with the SEC subsequent to the registration statement being declared effective by the SEC.

(h)                                 The term “GAAP” means U.S. generally accepted accounting principles.

(i)                                     The term “Holder” means any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 3.12 of this Agreement.

(j)                                    The term “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a person referred to in this Agreement.

(k)                                 The term “Initiating Holders” means, collectively, any Holders who properly initiate a registration request under this Agreement.

(l)                                     The term “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

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(m)                             The term “New Securities” means equity securities of the Company, whether now authorized or not, or rights, options, or wan-ants to purchase said equity securities, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for said equity securities (collectively “New Securities”).

(n)                                 The term “Participating Holder” means, as applicable, an Initiating Holder or any other Holder that has elected to have some or all of its Registrable Securities registered for resale pursuant to Article 3 of this Agreement.

(o)                                 The term “Person” means an individual, corporation (including a nonprofit corporation), business trust, general or limited partnership, limited liability company, limited life company, limited duration company, joint stock company, trust, estate, association, joint venture, organization, statutory body or a government or any agency, instrumentality, authority or political subdivision thereof, or other entity.

(p)                                 The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(q)                                 The term “Registrable Securities” means (i) the Common Stock, (ii) any Common Stock issued or issuable upon conversion of any capital stock of the Company acquired by the Stockholders after the date of this Agreement, and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in clause (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under Section 3 of this Agreement are not assigned or any shares for which registration rights have terminated pursuant to Section 3.15 of this agreement.

(r)                                    The term “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(s)                                   The term “SEC” means the U.S. Securities and Exchange Commission.

(t)                                    The term “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

(u)                                 The term “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

(v)                                 The term “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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(w)                               The term “Shares” means all shares of Common Stock or other securities convertible into, or otherwise exercisable or exchangeable for, shares of Common Stock, now owned or hereafter acquired.

SECTION 1.2                     Rules of Construction.  Descriptive headings of the several sections of this Agreement are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.  All amounts are expressed in U.S. dollars (USD).

ARTICLE 2
PRE-EMPTIVE RIGHTS

SECTION 2.1                     Right of First Offer.  Subject to the terms and conditions specified in this Section 2.1 and applicable securities laws, in the event the Company proposes to offer or sell any New Securities, the Company shall first make an offering of such New Securities to each Eligible Stockholder in accordance with the following provisions of this Section.  Each Eligible Stockholder shall be entitled to apportion the right of first offer hereby granted it among itself and its Affiliates in such propositions as it deems appropriate.

(a)                                 The Company shall deliver a notice (the “Offer Notice”) to each Eligible Stockholder stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)                                 By written notification received by the Company, within 20 calendar days after mailing of the Offer Notice, each of the Eligible Stockholders may elect to purchase or obtain, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proposition that the number of shares of Common Stock issued and held, or issuable upon the conversion or exercise of all securities conve1iible into, or exercisable or exchangeable for, shares of Common Stock then held, by such Eligible Stockholder bears to the total number of shares of Common Stock then held by all Eligible Stockholders (assuming full conversion and exercise of all convertible or exercisable securities).  The Company shall promptly, in writing, inform each Eligible Stockholder that elects to purchase all the shares available to it (each, a “Fully Exercising Stockholder”) of any other Eligible Stockholder’s failure to do likewise.  During the 10-day period commencing after receipt of such information, each Fully Exercising Stockholder shall be entitled to obtain that portion of the New Securities for which Eligible Stockholders were entitled to subscribe but which were not subscribed for by the Eligible Stockholders which is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon the conversion or exercise of securities convertible into, or exercisable or exchangeable for, shares of Common Stock then held, by such Fully Exercising Stockholder bears to the total number of shares of Common Stock issued and held (assuming full conversion and exercise of all convertible or exercisable securities) by all Fully Exercising Stockholders who wish to purchase such unsubscribed shares.

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(c)                                  If all New Securities referred to in the Offer Notice are not elected to be purchased or obtained as provided in Section 2.1(b) above, the Company may, during the 90-day period following the expiration of the period provided in Section 4.1(b ), offer the remaining unsubscribed portion of such New Securities to any Person at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice.  If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within 120 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Eligible Stockholders in accordance with this Section 2.1.

(d)                                 The right of first offer in this Section 2.1 shall not be applicable to:  (i) shares of Common Stock issued or deemed issued to employees or directors of, or consultants to, the Company or any of its subsidiaries pursuant to a plan, agreement, or arrangement approved by the Board of Directors of the Company; (ii) shares of Common Stock issued in an IPO; (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the date of this Agreement; (iv) securities issued in connection with any stock split or stock dividend of the Company; (v) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise; (vi) the issuance of stock, warrants or other securities or rights to Persons with which the Company has business relationships (including vendors and customers), provided such issuances are for other than primarily capital raising purposes; (vii) the issuance of shares of Common Stock, or the grant of options or warrants therefor, in connection with any present or future borrowing, line of credit, leasing or similar financing arrangement approved by the Board of Directors of the Company; (viii) any issuance of equity securities in a financing led by an unrelated party who is not a Stockholder to fund acquisitions which the Board of Directors has determined either cannot or should not be funded by internally generated funds or through the Company’s lines of credit with its bank, to the extent that such equity securities are issued to unrelated parties who are not Stockholders; (ix) securities issued in connection with corporate partnering transactions or any other transaction that the Board of Directors determines to be in the best interests of the Company; (x) securities issued in any exchange or reclassification of Shares or other securities of the Company; or (xi) any right, option or warrant to acquire any security convertible into the securities excluded pursuant to clauses (i) through (x) above.

(e)                                  The right of first offer set forth in this Section 2.1 may not be assigned or transferred except that (i) such right is assignable by each Eligible Stockholder to any Affiliate of such Eligible Stockholder, and (ii) such right is assignable by any Eligible Stockholder to any other Eligible Stockholder.

(f)                                   In lieu of complying with the provisions of this Section 2.1, the Company may elect to give notice to each Eligible Stockholder within 30 days after the issuance of New Securities.  Such notice shall describe the type, price and terms of the New Securities.  Each Eligible Stockholder shall have 20 days from the date of receipt of such notice to elect to purchase up to the number of New Securities that would, if purchased by such Eligible

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Stockholder, maintain such Eligible Stockholder’s percentage ownership position, calculated as set forth in Section 2.1(b) prior to giving effect to the issuance of such New Securities.  The closing of such sale shall occur within 60 days of the date of notice to the Eligible Stockholders.

SECTION 2.2                     Termination.  The provisions of this Article 2 shall terminate upon the consummation of the Company’s IPO.  In addition, notwithstanding anything in this Article 2, the right of first offer set forth in this Agreement will be exercisable only by an Eligible Stockholder.

ARTICLE 3
REGISTRATION RIGHTS(1)

SECTION 3.1                     Request for Registration.

(a)                                 If the Company shall receive a written request from the Holders of at least 40% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration for resale of at least 40% of the Registrable Securities then outstanding, the Company shall:

(i)                                     within 10 days of the receipt thereof, give written notice of such request to all Holders;

(ii)                                  as soon as practicable, and in any event within 60 days of the receipt of such request, use its reasonable best efforts to file a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered for resale, subject to the limitations of subsections 3.1(b) and (d) below; and

(iii)                               use its reasonable best efforts to cause such registration statement to be declared effective by the SEC as soon as practicable.

(b)                                 If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 3.1(a) above and the Company shall include such information in the written notice referred to therein.  The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Participating Holder to include such Participating Holder’s Registrable Securities in such registration shall be conditioned upon such Participating Holder’s participation in such underwriting and the inclusion of such Participating Holder’s Registrable Securities in the underwriting to the extent provided in this Agreement.  All Participating Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 3.3(e) below) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 3.1, if the underwriter advises the Initiating

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Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Participating Holders of Registrable Securities which would otherwise be underwritten pursuant to this Article 3, and the number of shares of Registrable Securities that may be included in the underwriting hall be allocated among all Participating Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities of the Company owned by each Participating Holder; provided, however, that the number of shares of Registrable Securities held by the Participating Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Participating Holder to the nearest 100 shares.

(c)                                  The Company shall not be obligated to effect, or to take any action to effect, any registration.

(i)                                     pursuant to this Section 3.1:  (A) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act; (B) after the Company has effected one registration pursuant to this Section 3.1 and such registration has been declared or ordered effective, except as provided in Section 3.1(d) below; (C) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered for resale on Form S-3 pursuant to a request made pursuant to Section 3.11 below; or (D) if the Registrable Securities to be included in the registration statement could be sold without restriction under SEC Rule 144 within a 90-day period and the Company is then subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, or

(ii)                                  pursuant to any other provision of this Agreement:  (A) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act; or (B) if the Registrable Securities to be included in the registration statement could be sold without restriction under SEC Rule 144 within a 90-day period and the Company is then subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act.

(d)                                 Notwithstanding the foregoing, if the Company shall furnish to Participating Holders requesting a registration statement pursuant to this Section 3.1 a certificate signed by the CEO of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be materially detrimental to the Company and its stockholders for such registration statement to become effective or to remain effective as long as such registration statement would otherwise be required to remain effective because such action (x) would materially interfere with a significant acquisition, corporate reorganization or other

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similar transaction involving the Company, (y) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (z) would render the Company unable to comply with requirements under the Securities Act or Exchange Act, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 180 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelvemonth period.

(e)                                  A registration statement shall not be counted until such time as such registration statement has been declared effective by the SEC (unless the Initiating Holders withdraw their request for such registration (other than as a result of information concerning the business or financial condition of the Company which is made known to the Participating Holders after the date on which such registration was requested) and elect not to pay the registration expenses therefor pursuant to Section 3.5).  A registration statement shall not be counted if, as a result of an exercise of the underwriter’s cut-back provisions, fewer than 50% of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

SECTION 3.2                     Company Registration (Piggyback Rights).  If the Company proposes to register any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration statement relating to an IPO, the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only common stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration.  Upon the written request of each Holder given within 20 days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 3.7, use its reasonable best efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.  The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 3.6 hereof.

SECTION 3.3                     Obligations of the Company.  Whenever required under this Section 3 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible,

(a)                                 prepare and file with the SEC a registration statement with respect to the resale of such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Participating Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the registration

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statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period during which the Participating Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120-day period shall be extended for up to an additional 120 days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)                                 prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c)                                  furnish to the Participating Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)                                 use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Participating Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)                                  in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering; and each Participating Holder in such underwriting shall also enter into and perform its obligations under such an agreement;

(f)                                   use its reasonable best efforts is to cause all such Registrable Securities registered for resale pursuant to this Agreement hereunder to be listed on a national securities exchange or trading system and each securities exchange and trading system on which similar securities issued by the Company are then listed;

(g)                                  provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)                                 use its reasonable best efforts to furnish, at the request of any Participating Holder requesting registration of Registrable Securities pursuant to this Section 3, on the date on which such Registrable Securities are sold to the underwriter, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and

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substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a “comfort” letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any.

SECTION 3.4                     Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 3 with respect to the Registrable Securities of any Participating Holder that such Participating Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

SECTION 3.5                     Expenses of Demand Registration.  All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 3.1 above, including all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the Participating Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 3.1 if the registration request is subsequently withdrawn at the request of the Participating Holders of a majority of the Registrable Securities to be registered (in which case all Participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Participating Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 3.1 provided further, however, that if at the time of such withdrawal, the Participating Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Participating Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Participating Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 3.1.

SECTION 3.6                     Expenses of Company Registration.  The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 3.2 hereof for each Participating Holder (which right may be assigned as provided in Section 3.12 hereof), including all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the Participating Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

SECTION 3.7                     Underwriting Requirements.  In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 3.2 the Company shall not be required to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters

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determine in their sole discretion will not jeopardize the success of the offering by the Company.  If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that the underwriters determine in their reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company determine in their sole discretion will not jeopardize the success of the offering.  In no event shall any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded.  In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the Participating Holders based on the number of Registrable Securities held by all Participating Holders or in such other proportions as shall mutually be agreed to by all such Participating Holders.  Notwithstanding the foregoing, in no event shall the amount of securities of the Participating Holders included in the offering be reduced below 20% of the total amount of securities included in such offering.  For purposes of the preceding provisions of this Section 3.7 concerning apportionment, for any selling stockholder which is a Holder of Registrable Securities and which is an investment fund, partnership, limited liability company or corporation, the partners, members, retired partners, retired members, stockholders and Affiliates of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Participating Holder”, and any pro-rata reduction with respect to such “Participating Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Participating Holder,” as defined in this sentence.

SECTION 3.8                     Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

SECTION 3.9                     Indemnification.  In the event any Registrable Securities are included in a registration statement under this Section 3:

(a)                                 To the extent permitted by law, the Company will indemnify and hold harmless each Participating Holder, the partners, members, officers, directors and stockholders of each Holder, legal counsel and accountants for each Participating Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages and the Company will pay to each such Holder, underwriter, controlling person or other aforementioned person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage,

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liability, or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 3.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such Damages to the extent that it arises out of or is based upon any action or omission which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person.

(b)                                 To the extent permitted by law, each selling Participating Holder will severally and not jointly indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Participating Holder selling securities in such registration statement and any controlling person of any such underwriter or other Participating Holder, against any Damages to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, in each case to the extent (and only to the extent) such Damages arise out of or are based upon any action or omission occurring in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 3.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 3.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that, in no event shall any indemnity under this subsection 3.9(b) exceed the net proceeds (after underwriting fees, commissions or discounts) from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c)                                  Promptly after receipt by an indemnified party under this Section 3.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.9, but the omission so to deliver written notice to the indemnifying party

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will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.9.

(d)                                 In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Participating Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 3.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such Participating Holder or any such controlling person in circumstances for which indemnification is provided under this Section 3.9, then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (I) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (II) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation; provided further, that in no event shall a Holder’s liability pursuant to this Section 3.9(d), when combined with the amounts paid or payable by such holder pursuant to Section 3.9(b), exceed the proceeds from the offering (net of any underwriting discounts or commissions) received by such Holder, except in the case of willful fraud by such Holder.

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)                                   Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 3.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Article 3, and otherwise and shall survive the termination of this Agreement.

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SECTION 3.10              Reports Under the Exchange Act.  With a view to making available to the Holders the benefits of SEC Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Participating Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)                                 make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company is subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b)                                 use its reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)                                  furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to Form S-3 (at any time after the Company qualifies to use such form).

SECTION 3.11              Form S-3 (Short Form) Registration.  In case the Company shall receive from Holders of at least 15% of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)                                 promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)                                 as soon as practicable, use its reasonable best efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Participating Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Participating Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 3.11:  (1) if Form S-3 is not then available for such offering by the Participating Holders; (2) if all Participating

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Holders collectively propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $25 million; (3) if the Company shall furnish to the Participating Holders a certificate signed by the CEO of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Participating Holder or Holders under this Section 3.11; provided, however, that the Company shall not utilize this right more than twice in any 12-month period; (4) if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 3.11; (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (6) during the period ending 180 days after the effective date of a registration statement filed by the Company for its own account or on behalf of Participating Holders under this Agreement.

(c)                                  Subject to the foregoing and the other provisions of this Article 3, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.  All expenses incurred in connection with a registration requested pursuant to Section 3.11, including all registration, filing, qualification, printer’s and accounting fees and the reasonable fees and disbursements of counsel for the Participating Holder or Participating Holders and counsel for the Company, but excluding any underwriters’ discounts or commissions associated with Registrable Securities, shall be borne by the Company. Registrations effected pursuant to this Section 3.11 shall not be counted as demands for registration or registrations effected pursuant to Section 3.1.

(d)                                 If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 3.11 and the Company shall include such information in the written notice referred to in Section 3.l1(a).  The provisions of Section 3.1(b) shall be applicable to such request (with the substitution of Section 3.11 for references to Section 3.1).

SECTION 3.12              Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Article 3 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, Affiliate, parent, partner, member, limited partner, retired partner, retired member or stockholder of a Holder or (ii) is an individual Holder’s Immediate Family Member or trust for the benefit of an individual Holder or an individual Holder’s Immediate Family Member; provided that:  (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee

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agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 3.14 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

SECTION 3.13              Limitation on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement (other than this Agreement) with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of any securities held by such holder or prospective holder.

SECTION 3.14              “Market Stand-Off” Agreement.  Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days), (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the effectiveness of the registration statement for such offering, or (ii) enter into any swap, synthetic security, proxy, agreement or other arrangement that transfers to another, in whole or in part, any consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise.  The foregoing provisions of this Section 3.14 shall apply only to the Company’s IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all executive officers, directors and greater than 5% stockholders of the Company enter into similar agreements.  The underwriters in connection with the Company’s IPO are intended third-party beneficiaries of this Section 3.14 and shall have the right, power and authority to enforce the provisions of this Section 3.14 as though they were a party hereto.  Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s IPO that are consistent with this Section 3.14 or that are necessary to give further effect thereto.  Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements, except that, notwithstanding the foregoing, the Company and the underwriters may, in their sole discretion, waive or terminate these restrictions with respect to up to 1% of the shares of the Company’s Common Stock.

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In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period.

SECTION 3.15              Termination of Registration Rights.

(a)                                 No Holder shall be entitled to exercise any right provided for in this Article 3 after five years following the consummation of the IPO.

(b)                                 The rights set forth in this Article 3 shall terminate (i) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation and (ii) as to any Holder, when the Registrable Securities held by such Holder (together with any Affiliate of such Holder with whom such Holder must aggregate its sales under SEC Rule 144) could be sold without restriction under SEC Rule 144 within a 90-day period.

ARTICLE 4
RESTRICTIONS ON TRANSFERS

SECTION 4.1                     Restrictions on Stockholders.  No Stockholder may, directly or indirectly (through any holding company or otherwise), voluntarily or involuntarily sell, assign, transfer, give, bequeath, devise, donate or otherwise dispose of, or pledge, deposit or otherwise encumber, in any manner, any of the Shares now or hereafter owned of record or beneficially by such Stockholder or enter into any swap, synthetic security, proxy, agreement or other arrangement that transfers to another Person, in whole or in part, any consequences of ownership of the Shares (to “Dispose” or each, a “Disposition”), except as expressly provided in this Agreement and in accordance with its terms and conditions.  The transfer of Shares by a Stockholder to the Company or an Affiliate of the Company in connection with a repurchase, exchange, redemption, self-tender, reclassification, recapitalization, reorganization or similar transaction shall not be deemed a “Disposition.”

SECTION 4.2                     Restrictions on the Shares.  No Shares may be Disposed except under the terms of this Agreement.  The Stockholders expressly agree that the terms and restrictions of this Agreement shall apply to all Shares (a) that any of them now owns or holds or hereafter acquires or holds by any means, including without limitation by subscription, assignment, conversion or reclassification of Common Stock or operation of law, or as a result of any share split, share combination, share dividend, recapitalization, reorganization, or the like, or (b) over which they now exercise voting control or hereafter acquire voting control by any means with respect to, and to any shares of any successor in interest of the Company, whether by sale, merger, consolidation or other similar transaction, or by purchase, assignment or operation of law.

SECTION 4.3                     Conditions to Dispositions

(a)                                 As a condition to the effectiveness of any Disposition permitted under this Agreement, and the admission of a transferee as a new Stockholder, each transferor and proposed

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transferee will execute and deliver to the Company, at the transferor’s (and/or the transferee’s) expense, such instruments of transfer, assignment, and assumption and such other certificates, representations, and documents, and will perform all other acts necessary or desirable, in the opinion of counsel to the Company, to:

(i)                                     confirm that each Person desiring to acquire Shares, or to be admitted as a Stockholder, has accepted, assumed, and agreed to be bound by all of the terms, obligations, and conditions of this Agreement, as in effect at the time of the Disposition;

(ii)                                  assure compliance with all applicable federal, state and foreign laws, including securities laws; and

(iii)                               constitute the Company a third-party beneficiary of the rights of the transferor and the obligations of the transferees under any arrangements or agreements to Dispose of Shares hereunder, with full power to enforce such rights and obligations directly against the transferees.

Without limiting the foregoing, each Stockholder acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities or “blue sky” laws and, in addition to the other limitations expressly set forth in this Agreement, may only be transferred in compliance with such laws.

(b)                                 Without the consent of the Board of Directors of the Company, no Disposition of Shares may be made if, as a result of such Disposition, the holder of any indebtedness of the Company would be entitled to accelerate the maturity of such indebtedness.

(c)                                  Notwithstanding compliance with the other provisions of this Article, no Disposition of Shares may be made to a minor or incompetent individual except by will, intestate succession, or gift under applicable uniform transfers to minors acts or pursuant to the terms of an inter vivos trust.

SECTION 4.4                     Transferee Not Stockholder Hereunder.  A transferee of Shares, including a Permitted Transferee, who is not already a Stockholder will not become a Stockholder, and will have no rights provided Stockholders hereunder, unless the Board specifically approves the admission of such transferee as a Stockholder.  The Board will have no obligation to approve the admission of any transferee as a Stockholder and may condition its approval on such transferee entering into any such agreements, certificates, instruments or other documents and providing any such representations and covenant as the Board deems reasonably necessary to ensure compliance with the terms of this Agreement.

SECTION 4.5                     Other Disposition Void.  Any purported Disposition by any Stockholder or assignee of Shares not in accordance with the provisions of this Agreement (including by operation of law, including on any bankruptcy, incompetency, or testamentary or other Disposition on death) will be void and ineffectual and will not operate to transfer any

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interest or title to the purported transferee.  Any Shares purported to be Disposed of in a manner not permitted by this Agreement will be deemed forfeited, as liquidated damages.  The Company will not cause or permit any Disposition by any Stockholder of any Shares to be registered on its books unless such Disposition is made in accordance with the terms of this Agreement.  The Company will be protected in relying on the record of Stockholders maintained by it or on its behalf for all purposes, notwithstanding any notice of any purported Disposition to the contrary.

SECTION 4.6                     Certain Permitted Transfers.  Except as otherwise provided in this Article, prior to consummation of the Company’s IPO, a Stockholder will not Dispose of all or any portion of his interest in the Company without the prior consent of the Board of Directors; provided, however, that any Stockholder may, without such consent, Dispose, in good faith (not with a view to circumventing the restrictions hereunder), of all or any portion of such Stockholder’s interest in the Company (a) for estate planning purposes to such Stockholder’s Immediate Family Member, to a trust or similar vehicle for the primary benefit of such Stockholder or one or more of such Stockholder’s Immediate Family Members or to the personal representative, executor or administrator of the Stockholder’s estate; (b) to one or more entities wholly owned or solely controlled by such Stockholder, such Stockholder’s Immediate Family Members or any trusts or similar vehicles described in subsection (a) of this Section 4.6 so long as the share capital and control of any such entity remains solely with the Stockholder, such Stockholder’s Immediate Family Members or any trusts or similar vehicles described in subsection (a) of this Section 4.6 (a “Controlled Entity”); (c) in the case of a Stockholder which is a Controlled Entity, to one or more Persons who control the Stockholder; or (d) from one Stockholder to another Stockholder (each, a “Permitted Transfer,” and each transferee of a Permitted Transfer, a “Permitted Transferee”).  Notwithstanding the foregoing, (i) except with respect to transfers permitted under the foregoing clause (d), such transferee will not be a Stockholder unless and until admitted as a Stockholder to this Agreement; and (ii) such transferee will be subject to the terms of this Agreement to the same extent as if such transferee were an original holder of such transferred Shares.  If at any time a Permitted Transferee who has not already been approved as a Stockholder ceases to qualify as a Permitted Transferee pursuant to the foregoing clauses (a), (b), (c) or (d), such transferee (x) will immediately transfer its interest in the Company back to the transferring Stockholder (or if the transferring Stockholder in not then a Stockholder or a Permitted Transferee of a Stockholder, then such transferee will immediately transfer its interest in the Company to the most recent transferor of such interest who is a Stockholder or a Permitted Transferee of a Stockholder), and the transferring Stockholder shall cause the transfer back to it of all the transferred interest in the Company and (y) will cease to have any rights as a Stockholder under this Agreement.  Any Permitted Transfers by Permitted Transferees will be voidable by the Board of Directors unless or until a Permitted Transferee is a Stockholder.

SECTION 4.7                     Right of First Offer for Sales of Shares by Stockholders.

(a)                                 If any Stockholder will at any time during such Stockholder’s existence prior to the consummation of the Company’s IPO desire to sell any or all of his Shares (other than in connection with a Permitted Transfer or pursuant to Section 4.8) and such sale is

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approved by the Board of Directors, such Stockholder (hereinafter sometimes called the “Selling Stockholder”) will first give written notice of his desire to sell (a “Sale Notice”) to the other Stockholders, specifying the portion of such Stockholder’s Shares the Selling Stockholder desires to sell.

(b)                                 If another Stockholder makes an offer that meets the requirements of paragraph below (an “Offer”), the Selling Stockholder may:  (i) accept the best offer; (ii) enter into a binding agreement (which may be subject to closing conditions) to sell all of the Shares covered by the Sale Notice to any third party for consideration that is at least equal to, in the good faith judgment of the Selling Stockholder, considering all aspects of the third-party transaction, the highest price specified in any Offer; or (iii) decline to make any sale of his Shares.  An agreement with a third party contemplated by the foregoing clause (ii) need not call for a consideration paid solely in cash.  The determination of value of the consideration to be paid by the third party will be made by the Selling Stockholder in good faith, who may consider all aspects of the overall transaction offered by the third party in the agreement to purchase the Shares and any related or contemporaneous transactions.

(c)                                  An Offer must:  (i) be received by the Selling Stockholder in writing within 30 days after receipt of the Sale Notice; (ii) cover all but not less than all of the Shares covered by the Sale Notice; (iii) provide for payment of the total purchase price in cash; (iv) call for a closing at the Company’s principal office on a date within 30 days of the offer to be specified by the offeror; and (v) be irrevocable for 90 days.  Any Offer may be submitted by any Stockholder jointly with any other Person.

(d)                                 If no Offer is made within 30 days after receipt of the Sale Notice, the Selling Stockholder may sell all of his Shares covered by the Sale Notice to any third party for any consideration and on any terms the Selling Stockholder determined.

(e)                                  If the Selling Stockholder does not sell the Shares pursuant to an Offer or, within 120 days after the Sale Notice, to a third party as permitted hereby, the Selling Stockholder and the Shares covered by the Sale Notice will remain subject to the terms of this Agreement as though no Sale Notice had been given.

SECTION 4.8                     Bring-along Right.

(a)                                 Proposed Transfer.  Notwithstanding anything in this Agreement to the contrary, prior to the consummation of the Company’s IPO, if one or more Stockholders (“Sellers”) propose to transfer (in a sale consummated in a single transfer or a series of related transfers to a single purchaser or a group of purchasers as part of a single transaction or group of related transactions) Shares, representing two-thirds or more of the then outstanding Shares (a “Transfer”), and provided that the Transfer is not a Permitted Transfer, then such Sellers will have the right (“Bring-Along Right”), but not the obligation, to cause each of the other Stockholders (“Other Stockholders”) to tender to the third party offeror(s) (“Third Party”) for purchase, at the same price per Share (as to each class or series within a class) and on the same terms of payment as apply to such Sellers, a number of Shares held by such Other Stockholder

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equal to the total number of Shares held by such Other Stockholder multiplied by a fraction, the numerator of which is the number of Shares the Sellers themselves propose to Transfer to the Third Party and the denominator of which is the aggregate number of Shares held by all Sellers. A determination by the Sellers to exercise the Bring-Along Right will be made based upon a written agreement to do so executed by Sellers holding a majority of then outstanding Shares held by all Sellers.

(b)                                 Bring-Along Notice.  If the Sellers elect to exercise their Bring-Along Right under this Section, then such Sellers will notify the Company and the Other Stockholders in writing (“Bring-Along Notice”).  Each Bring-Along Notice will set forth (i) the name of the Third Party to which the Sellers propose to transfer Shares and the number of Shares proposed to be transferred, (ii) the address of the Third Party, (iii) the proposed amount and form of consideration and terms of payment offered by the Third Party, and any other material terms pertaining to the Transfer (“Third Party Terms”), and (iv) that the Third Party has been informed of the rights provided for in this Section and has agreed to purchase Shares in accordance with the terms of this Agreement.  The Bring-Along Notice will be given at least 30 days before settlement of the proposed Transfer.

(c)                                  Consummation.  Upon the giving of a Bring-Along Notice, each Other Stockholder will be entitled and obligated to sell the number of Shares set forth therein to the Third Party on the Third Party Terms; provided, however, that neither the Sellers nor any Other Stockholder will be obligated to consummate the sale of any Shares if the Third Party does not purchase all Shares which the Stockholders are entitled to sell pursuant thereto.  Such Other Stockholder shall be subject to the same Third Party Terms as apply to the Sellers and shall (i) cooperate fully with the Sellers and take all actions reasonably required or desirable or requested by the Sellers to consummate such Transfer, including complying, and enabling the Sellers to comply with, any conditions to closing of such Transfer and providing or procuring certificates and other documents as the Sellers are required to provide, (ii) consent to making such representations, warranties, covenants and indemnities and assume any other post-closing liabilities, as are made and assumed by the Sellers, provided that any such indemnification or other obligations will be apportioned pro rata as among the Sellers and the Other Stockholders other than with respect to representations made individually by an Other Stockholder (e.g., representations as to title or authority) and (iii) waive any dissenter’s rights and other similar rights.

(d)                                 Settlement.  At the settlement of any Transfer pursuant to this Section, the Third Party will remit to each Stockholder the consideration for the total sales price of the Shares of such Stockholder sold pursuant hereto, upon delivery by such Stockholder of certificate(s) for such Shares duly endorsed in blank for transfer or accompanied by stock power(s) duly executed in blank, and the compliance by such Stockholder with all other reasonable conditions (with consideration as to the number of Shares to be Transferred by the Other Stockholders) to settlement generally applicable to the Sellers and all Other Stockholders selling Shares in such transaction.

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SECTION 4.9                     Payment of Purchase Price.  Notwithstanding any inconsistent term contained in an offer related to a proposed transfer pursuant to Section 4.7 above, the payment of the purchase price by a Stockholder exercising his rights thereunder will be in cash.

SECTION 4.10              Repurchase of Shares Upon Death of a Common Stockholder.  Notwithstanding anything in this Agreement to the contrary, upon the death of any holder of Common Stock, the Company will repurchase all or a portion of such Stockholder’s Fully Diluted Shares from the legal representatives, heirs or other beneficiaries of such Stockholder (the “Inheritor”) at a price equal to the Stockholder’s Fair Market Value Per Share (as defined below) for the Shares specified in the Repurchase Notice (as defined in paragraph (a) below) or elected to be purchased by the Company and subject to the following terms and conditions:

(a)                                 To exercise his or her rights under this Section 4.10, the Inheritor must notify the Company of such exercise by written notice delivered to the Company within 90 calendar days after such Stockholder’s death (such notice, the “Repurchase Notice”).  The Repurchase Notice will state the number of such Stockholder’s Fully Diluted Shares that are subject to repurchase.  If the Repurchase Notice is not received by the Company within such 90 calendar days, the Company will have the right but not the obligation to repurchase such Stockholder’s Fully Diluted Shares, on the terms set forth in this Section 4.10.

(b)                                 Payment for such Stockholder’s Fully Diluted Shares specified in the Repurchase Notice or elected to be purchased by the Company will be made at the closing as follows:  cash or check paid at the closing or, in the discretion of the Company the purchase price will be made in six equal annual installments each equal to one-sixth of the balance of the purchase price, payable on successive anniversary dates of the closing with the first payment due on the first such anniversary date, together with interest on the unpaid balance at the rate of 5% per annum, payable on each such anniversary date.

(c)                                  The closing with respect to such repurchase of the Stockholder’s Fully Diluted Shares will occur 30 days after the date on which the Company receives the Repurchase Notice.

(d)                                 At the closing with respect to such repurchase of the Stockholder’s Fully Diluted Shares, all of the Stockholder’s Fully Diluted Shares will no longer be deemed to be outstanding except to the extent necessary to protect the rights of the Inheritor under the pledge refe1Ted to above, all of the rights of the Inheritor with respect to such Shares will terminate, other than with the exception of the right of the Inheritor to receive the balance of the purchase price in accordance with this Section 4.10 and the rights of the Inheritor under such pledge.  If at such closing payment is made in full with respect to the Stockholder’s Fully Diluted Shares, then upon delivery by the Company of the cash or check referenced above, all Shares being repurchased pursuant to this Section 4.10 will no longer be deemed to be outstanding and, as a condition to the repurchase contemplated in this Section 4.10, the Inheritor will irrevocably appoint the Company as his or her attorney-in-fact to take all actions necessary and sign all documents required to cancel the applicable Shares on the Company’s books and records.

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(e)                                  “Fair Market Value” means the fair market value of the entire equity of the Company (without premium for control or discounts for minority interests, restrictions on transfer or lack of voting rights and not including the proceeds to be received by the Company under the terms of any insurance), as determined in good faith by the Board of Directors of the Company.  In making the determination in the preceding sentence, the Board of Directors may in its sole discretion rely upon an appraisal or valuation of any independent appraiser selected in good faith by the Board of Directors conducted within the 6-month period preceding the date of the Board of Director’s determination, which will be kept as part of the minutes and other corporate records of the Company.  “Fair Market Value Per Share” will be equal to the Fair Market Value divided by the number of aggregate Fully Diluted Shares.

SECTION 4.11              Termination.  The provisions of this Article 4 shall terminate upon the consummation of the Company’s IPO.

ARTICLE 5
INFORMATION RIGHTS

SECTION 5.1                     Delivery of Financial Statements.  The Company shall deliver to each Stockholder:

(a)                                 As soon as practicable after the end of each fiscal year of the Company, and in any event within 120 days thereafter, a consolidated balance sheet of the Company and its subsidiaries, as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, for such year, prepared in accordance with GAAP consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by independent public accountants of recognized national standing selected by the Company.

(b)                                 As soon as practicable after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, and in any event within 60 days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail, except that such financial statements need not contain the notes required by generally accepted accounting principles.

(c)                                  Such other information relating to the financial condition, business, prospects or corporate affairs of the Company as any Eligible Stockholder may from time to time reasonably request, provided, however, that the Company shall not be obligated under this subsection (c) or any other subsection of Section 5.1 to (i) provide information which the Company reasonably deems in good faith to be a trade secret or similar confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the

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Company) or (ii) would adversely affect the attorney-client privilege between the Company and its counsel.

SECTION 5.2                     Additional Information and Rights.

(a)                                 The Company will permit any Eligible Stockholder who requests it (or a representative of any Eligible Stockholder) to visit and inspect any of the properties of the Company, including its books of account and other records, and to discuss its affairs, finances and accounts with the Company’s officers and its independent public accountants, all at such reasonable times and as often as any such Person may reasonably request.

(b)                                 The provisions of Section 5.1 and this Section 5.2 will not be in limitation of any rights which any Holder may have with respect to the books and records of the Company and its subsidiaries, or to inspect their properties or discuss their affairs, finances and accounts, under the laws of the jurisdictions in which they are incorporated.

(c)                                  Anything in Article 5 to the contrary notwithstanding, no Stockholder by reason of this agreement will have access to any trade secrets or classified information of the Company.  Each Stockholder hereby agrees to hold in confidence and trust and not to misuse or disclose any confidential information provided pursuant to this Section 5.2.  The Company will not be required to comply with this Section 5.2 in respect of any Stockholder whom the Company reasonably determines to be a competitor or an officer, employee, director or greater than 10% stockholder of a competitor.

(d)                                 Each Stockholder who represents to the Company that it is a “venture capital operating company” for purposes of Department of Labor Regulation Section 2510.3-101 will in addition have the right to consult with and advise the officers of the Company as to the management of the Company.

SECTION 5.3                     Termination of Information and Inspection Covenants.  The covenants set forth in Section 5.1 and Section 5.2 shall terminate and be of no further force or effect immediately prior to the consummation of the sale of shares of Common Stock in the Company’s IPO, when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act or upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event shall first occur.

SECTION 5.4                     Confidentiality.  Each Stockholder agrees that such Stockholder will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company, any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 5.4 by such Stockholder), (ii) is or has been independently developed or conceived by the Stockholder without use of the Company’s confidential information or (iii) is or has been made known or disclosed to the Stockholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Stockholder may disclose

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confidential information (a) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (b) subject to the prior approval of the Board of Directors, to any prospective Stockholder of any Registrable Securities from such Stockholder as long as such prospective Stockholder agrees to be bound by the provisions of this Section 5.4, (c) to any Affiliate, partner, member, Stockholder or wholly owned subsidiary of such Stockholder in the ordinary course of business, or (d) as may otherwise be required by law, provided, that the Stockholder takes reasonable steps to minimize the extent of any such required disclosure.

ARTICLE 6
MISCELLANEOUS

SECTION 6.1                     Legend.

(a)                                 Each certificate (if applicable) representing shares now or hereafter owned by a stockholder of the Company will be endorsed with the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HA VE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT OR LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.

THE SHARES ARE FURTHER SUBJECT TO CERTAIN TRANSFER AND OTHER RESTRICTIONS SET FORTH IN THE STOCKHOLDERS RIGHTS AGREEMENT AMONG THE COMPANY AND EACH OF ITS STOCKHOLDERS.

(b)                                 Each Stockholder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 6.1(a) above to enforce the provisions of this Agreement and the Company agrees promptly to do so.  The legend will be removed upon termination of this Agreement.

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SECTION 6.2                     Conditions to Exercise of Rights.  Exercise of the Stockholders’ rights under this Agreement will be subject to and conditioned upon, and each Stockholder and the Company will use their reasonable best efforts to assist each in, compliance with applicable laws.

SECTION 6.3                     Aggregation of Stock.  All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

SECTION 6.4                     Additional Stockholders.  Notwithstanding anything to the contrary contained in this Agreement, prior to the consummation of the Company’s IPO, if the Company issues additional shares of the Company’s capital stock after the date of this Agreement or if any Stockholder shall transfer any shares in accordance with this Agreement to any Person who is not already a Stockholder hereunder, any purchaser or transferee of such shares shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and thereafter shall be deemed a Stockholder for all purposes hereunder.

SECTION 6.5                     Notices.  Unless otherwise provided in this Agreement, all notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile or electronic mail (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and/or facsimile numbers which, if to the Company, will be its principal office, and if to a Stockholder, will be the most current address in the records of the Company (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties).  Whenever any notice is required to be given by law, the Articles, or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, will be deemed equivalent to the giving of such notice.

SECTION 6.6                     Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties with respect to such subject matter, whether oral or written.  No party hereto will be liable or bound to the other in any manner by any warranties, representations or covenants with respect to the subject matter of this Agreement except as specifically set forth in this Agreement.

SECTION 6.7                     No Waiver.  No consent or waiver, express or implied, by the Company or a Stockholder to or of any breach or default by any Stockholder in the performance by such Person of his or its obligations under this Agreement will constitute a consent to or waiver of any similar breach or default by that or any other Stockholder.  Failure by the Company or a Stockholder to complain of any act or omission to act by any party, or to declare such party in default, irrespective of how long such failure continues, will not constitute a waiver by the Company or such Stockholder of his rights under this Agreement until the applicable statute-of-limitations period has run.

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SECTION 6.8                     Amendment or Modification.  This Agreement may be amended, waived, discharged or terminated only by a written instrument adopted by the Board of Directors and executed and agreed to by holders of at least 50% of the Registrable Securities and any such amendment, waiver, discharge or termination will be binding on all holders.

SECTION 6.9                     Disputes.  Any claim, controversy or dispute arising out of or relating to this Agreement or any interpretation or breach thereof or performance thereunder, including any dispute concerning the scope of this arbitration provision, will be settled by submission to final, binding and non-appealable arbitration (“Arbitration”) for determination, without any right by any party to a trial de novo in a court of competent jurisdiction, after a 25-calendar-day waiting period (the “Waiting Period”).  During the Waiting Period, the parties will work reasonably and in good faith and will use their best efforts to amicably resolve the claim, controversy or dispute. Except as otherwise set forth in this Agreement, the Arbitration and all pre-hearing, hearing, post-hearing arbitration procedures, including those for disclosure and challenge, will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Commercial Rules”) in Annapolis, Maryland, or such other place as the parties to the dispute will agree in writing.  The number of arbitrators will be one if all parties to the dispute agree on the arbitrator.  If there is a disagreement on selection of a sole arbitrator, the number of arbitrators then will be three, with the arbitrators to be appointed in accordance with the Rules from a panel of arbitrators in Annapolis, Maryland.  The costs of the Arbitration, including reasonable legal fees and costs, will be borne by either or both of the parties in whatever proportion as the arbitrator or arbitrators may award.  Notwithstanding the foregoing, the parties specifically reserve the right to seek a temporary judicial restraining order, preliminary injunction, or other similar short term equitable relief from a court of law having competent jurisdiction, and grant the arbitration tribunal the right to make a final determination of the parties’ rights, including whether to make permanent or dissolve such court order.  No party will bring a civil action seeking enforcement or any other remedy founded on this Agreement.

SECTION 6.10              Governing Law.  This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Maryland, without regard to its principles of conflicts of laws.

SECTION 6.11              Successors and Assigns.  This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Stockholder except as permitted under Section 3.12 and Article 4 and subject to the limitations specified therein.  The Company may assign or transfer its rights and obligations hereunder without the consent of any other party hereto, but only in connection with a sale of all or substantially all of the Company’s assets, whether by merger, consolidation, asset sale or otherwise.  Except as provided in this Section 6.11, any attempt to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void.  Subject to the foregoing and except as otherwise provided in this Agreement, the provisions of this

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Agreement will inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties.  It is acknowledged and agreed that upon the effective time, if ever, of the merger of Inovalon Merger Sub, Inc., a wholly owned subsidiary of Inovalon Holdings, Inc., with and into Inovalon, Inc. pursuant to Section 251(g) of the DGCL, Inovalon Holdings, Inc. hall be considered the successor of Inovalon, Inc. pursuant to this Section 6.11 and the rights and obligations of Inovalon, Inc. under this Agreement shall become those of Inovalon Holdings, Inc. in all respects.

SECTION 6.12              Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each Stockholder will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

SECTION 6.13              No Third Party Benefit.  Except as otherwise provided in Section 3.14, the provisions of this Agreement are solely for the benefit of the Company and its Stockholders and Directors and are not intended to, and will not be construed to, confer a right or benefit on any creditor of the Company or any other Person.

SECTION 6.14              Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the first date set forth above.

INOVALON, INC.

By:	/s/ Keith R. Dunleavy
Keith R. Dunleavy, Chief Executive Officer